ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                          M-GAB DEVELOPMENT CORPORATION


         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of M-GAB Development Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida bearing Document P01000031158 does hereby certify:
         The following Amendment to the Articles of Incorporation was adopted by the written consent of the Corporation's Directors on March 15, 2006. The Amendment was approved by a majority of the holders of shares of voting capital stock entitled to vote thereon at a meeting held on April 27, 2006, and approved by holders having no less than the minimum number of votes necessary to authorize or take such action in a manner prescribed by Florida Business Corporation Chapters 607.0704 and 607.1003, Florida Statutes.
         The effective date of this Amendment shall be May 1, 2006.
         FIRST: Article I of the Corporation's Articles of Incorporation shall be deleted in its entirety and replaced with the following:

                                   "ARTICLE I
                                 CORPORATE NAME

            The name of the Corporation is China Agro Sciences Corp."

         IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation on April 27, 2006.




/s/ Carl M. Berg
------------------------------------------------
Carl M. Berg
President